Exhibit 99.1

FS Development Corp., Sponsored by Foresite Capital, Announces Pricing of Upsized $105 Million Initial Public Offering

San Francisco, CA – August 12, 2020 – FS Development Corp. (the “Company”) announced today that it priced its initial public offering of 10,500,000 shares of Class A common stock at $10.00 per share. The shares will be listed on The Nasdaq Capital Market and trade under the ticker symbol “FSDC” beginning August 12, 2020. The Company expects the offering to be consummated on August 14, 2020.

The Company, sponsored by Foresite Capital, is led by President and CEO Jim Tananbaum. The Company is a blank check company formed for the purpose of effecting a business combination with one or more businesses in the biotechnology sector.

Jefferies LLC is serving as the sole book runner for the offering. The Company has granted the underwriter a 45-day option to purchase up to an additional 1,575,000 shares of Class A common stock at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from: Jefferies LLC, Attn: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10002, by telephone: 877-821-7388 or by email: Prospectus_Department@Jefferies.com.

Registration statements relating to these securities became effective on August 11, 2020.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the offering filed with the Securities and Exchange Commission (“SEC”). Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

FS Development Corp.

Cindy Mesaros

(415) 413-7627